Exhibit 99.1
AVANIR PHARMACEUTICALS ANNOUNCES FISCAL 2009 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
ALISO VIEJO, Calif., November 24, 2009 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported unaudited financial results for the three and twelve months ended September 30, 2009.
For the fourth quarter of fiscal 2009, Avanir reported a net loss from continuing operations of $7.0 million, or $0.09 per share, compared with a net loss from continuing operations of $5.2 million, or $0.07 per share, for the same period in fiscal 2008. Net revenues from continuing operations for the fourth quarter of fiscal 2009 were $1.0 million, compared with $1.2 million for the same period in fiscal 2008. Total operating expenses from continuing operations were $7.7 million in the fourth quarter of fiscal 2009, compared with $6.7 million in the comparable fiscal 2008 period. Cash used in continuing operations during the fourth quarter of fiscal 2009 was $4.7 million, compared to $4.3 million of cash used in continuing operations in the fourth quarter of fiscal 2008.
For fiscal 2009, Avanir reported a net loss from continuing operations of $22.0 million, or $0.28 per share, compared with a net loss of $15.9 million, or $0.27 per share, for fiscal 2008. The increase in net loss is primarily attributed to increased spending in fiscal 2009 on the confirmatory Phase III STAR clinical trial, as well as additional pre-clinical and clinical studies to enhance our complete response to the approvable letter received in 2006 for Zenvia in pseudobulbar affect (PBA). In addition, share-based compensation expense increased by $1.2 million in fiscal 2009 as compared to the prior year, of which $935,000 of expense was recorded in the fourth fiscal quarter resulting from a decrease in estimated forfeiture rates. Net revenues from continuing operations for fiscal 2009 were $4.2 million, compared with $7.0 million for fiscal 2008. Total operating expenses from continuing operations were $26.0 million in fiscal 2009, compared with $24.7 million in fiscal 2008. Cash used in continuing operations during fiscal 2009 was $20.3 million, compared to $16.5 million in fiscal 2008.
“The past year has been one of great success and accomplishment for Avanir. I am very pleased with the progress we made by advancing our promising investigational drug Zenvia™ through Phase III development in pseudobulbar affect as well as achieving or exceeding our financial and corporate objectives,” said Keith Katkin, Avanir‘s President and CEO. “With the full data set in hand from the STAR double blind study as well as the open-label extension, we believe the new lower dose Zenvia formulations should address the concerns raised by the FDA in their approvable letter. We plan to submit our complete response to the FDA approvable letter early in the second calendar quarter of 2010 and expect an approval decision approximately six months later. We also expect that we have sufficient cash on hand to fund operations to mid fiscal year 2011 and believe we are well positioned for success in 2010.”
FISCAL 2009 HIGHLIGHTS AND SUBSEQUENT EVENTS:
CLINICAL PROGRAMS AND PIPELINE

Zenvia in PBA
•	Completed the enrollment of PBA patients into the confirmatory Phase III STAR trial in March 2009, exceeding the Company’s targets for the number of patients enrolled and the timeline to complete enrollment.

•	Fully enrolled the 12-week open-label safety extension study in July with 89.7% of the eligible patients electing to enroll in the open-label study.

•	Announced in August that Zenvia met its primary efficacy endpoint in the treatment of PBA in the top-line results of the confirmatory Phase III STAR trial. Both Zenvia 30/10 mg and 20/10 mg provided a statistically significant reduction in PBA episode rates when compared to placebo and both doses were generally safe and well tolerated.

•	Presented MS cohort subset data from the Phase III STAR trial at the 3rd World Congress on Controversies in Neurology. The Zenvia 30/10 mg dose demonstrated statistically significant relief of MS-related pain in the subset of MS patients with moderate-to-severe pain.

•	Presented detailed results from the Phase III STAR trial at the 134th Annual Meeting of the American Neurological Association. The data demonstrated that Zenvia met the primary efficacy endpoint in ALS and MS patients with PBA, was statistically significant across multiple secondary endpoints and was generally safe and well tolerated.

•	Announced results of the 12-week open-label extension phase of the confirmatory Phase III STAR trial where all patients received the Zenvia 30/10 mg dose.

•	Completed all remaining pre-clinical studies requested by the FDA in the approvable letter.

•	Announced that the Company engaged in constructive written communication with the FDA and based on the feedback will proceed with filing the full response with existing Zenvia data as planned early in the second calendar quarter of 2010.
COMPANY OPERATIONS
•	Announced in June that the Company was added to the broad-market Russell 3000 Index as well as the Russell 2000 Index and the related growth and value indexes.

•	Raised gross proceeds of approximately $10.8 million in August via the sale of approximately 4.6 million shares of common stock.

•	Reduced cash burn from operations for fiscal 2009 to $20.3 million from the initial estimated range of $22 to $24 million.

•	Received a “Notice of Allowance” from the United States Patent and Trademark Office in October announcing that it intends to grant the Company a new patent extending commercial exclusivity for Zenvia in the United States well into 2025.
BALANCE SHEET HIGHLIGHTS
As of September 30, 2009, Avanir had cash, cash equivalents and investments in securities totaling $32.0 million, including cash and cash equivalents of $31.5 million and restricted investments in securities of approximately $468,000.

Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir’s corporate website at www.avanir.com.
An archived copy of the webcast will be available on Avanir’s website for 30 days, and a telephone replay will be available through November 30, 2009, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 41360832.
About Zenvia
Zenvia™ (dextromethorphan/quinidine) is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is being developed for the treatment of pseudobulbar affect (PBA) and has successfully completed a Phase III trial for diabetic peripheral neuropathic (DPN) pain. In October 2006, the Company received an approvable letter for Zenvia in the treatment of PBA. The Company conducted the STAR trial under a Special Protocol Assessment (SPA) agreement with the FDA with the goal of addressing safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about this trial visit http://www.pbatrial.com, and for more information about the Agency’s SPA process, see http://www.fda.gov/cder/guidance/3764fnl.htm. In addition, Avanir has conducted a Phase III study of Zenvia in DPN pain where the primary endpoints were successfully met. Subsequently the Company released top-line results of a formal PK study that identified alternative lower-dose quinidine formulations of Zenvia for DPN pain intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication.
About Avanir
Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of central nervous system disorders. Avanir’s lead product candidate, Zenvia, is being developed for the treatment of pseudobulbar affect (PBA) and has successfully completed a Phase III trial for diabetic peripheral neuropathic (DPN) pain. Avanir has licensed its MIF inhibitor program to Novartis International Pharmaceuticals Ltd. and has sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva® (docosanol), is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com and further information about pseudobulbar affect can be found at www.PBAinfo.org.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. For example, there can be no assurance that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication, that the Company will meet projected timelines, or that the Company’s cash on hand will last for projected time periods. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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Avanir Investor Contacts
Eric Benevich
Brenna Mullen
ir@avanir.com
(949) 389-6700